Exhibit 99.1

Triton International Board Appoints Karen Austin to Board of Directors
Hamilton, Bermuda - (Business Wire) - December 10, 2018
Triton International Limited (NYSE: TRTN) today announced that its Board of Directors has, upon the recommendation of its Nominating and Corporate Governance Committee, appointed Karen Austin to its Board of Directors, effective January 1, 2019.

Ms. Austin was the Chief Information Officer of PG&E Corporation from June 2011 to October 2018. Prior to joining PG&E, Ms. Austin held several executive-level positions at Kmart Corporation and Sears Holdings Corporation, ultimately serving as Senior Vice President and Chief Information Officer. Ms. Austin also served on the Board of Directors for Verifone Systems, Inc. from June 2014 through August 2018.

“We are very pleased to welcome Karen to Triton’s Board of Directors,” commented Brian M. Sondey, Chairman and
Chief Executive Officer of Triton. “Karen will bring outstanding executive level leadership and board experience to Triton, and her deep technology, supply chain and cyber security expertise will be particularly valuable given the growing importance of technology in our industry.”

About Triton International Limited
Triton International Limited is the world’s largest lessor of intermodal freight containers. With a container fleet of over 6.0 million twenty-foot equivalent units (“TEU”), Triton’s global operations include acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis.

Contact
Triton International Limited
Andrew Greenberg, 914-697-2900
Senior Vice President
Finance & Investor Relations